Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC REPORTS FIRST QUARTER 2016 RESULTS

Highlights:

•	Fleet downtime of 3.8 percent indicative of strong operational execution

•	Contract drilling service costs decline 16 percent from fourth quarter

•	Debt to total capital ratio improves to 36 percent as total debt falls $300 million

•	Liquidity of approximately $2.7 billion enhances financial flexibility

•	Contract extension of up to two years for jackup Noble Hans Deul in the North Sea

•	87 percent of operating days in jackup fleet under contract for remainder of 2016

London, April 27, 2016 – Noble Corporation plc (NYSE:NE) today reported first quarter 2016 net income attributable to Noble Corporation of $105 million, or $0.42 per diluted share, on revenues of $612 million. Results in the quarter included a favorable discrete tax item of approximately $27 million, or $0.11 per diluted share. Excluding the tax item, net income attributable to Noble Corporation was $78 million, or $0.31 per diluted share. The first quarter results compared to a net loss attributable to Noble Corporation for the fourth quarter of 2015 of $152 million, or $0.63 per diluted share, on revenues of $858 million.

Results for the fourth quarter included an after-tax charge of $418 million, or $1.73 per diluted share, relating to the impairment of two rigs and certain corporate assets. In addition, fourth quarter results benefited from a lump sum payment to the Company, adjusted for certain other items, of $140 million after tax, or $0.58 per diluted share, following a customer’s decision, and in accordance with the terms of the contract, to terminate its remaining contract commitment on the drillship Noble Discoverer. Excluding the impact of the impairment charge and contract termination, fourth quarter 2015 net income attributable to Noble Corporation would have been $126 million, or $0.52 per diluted share, on revenues of $713 million.

For the first quarter of 2015, net income attributable to Noble Corporation was $178 million, or $0.72 per diluted share, on revenues of $804 million.

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Offering a summary of first quarter results, David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation plc, noted, “Our focus on maintaining a high level of operational execution was once again evident as first quarter results achieved operating downtime of 3.8 percent compared to guidance of 6 percent across the fleet, with unpaid downtime at an impressive 1.9 percent. Our quarter-over-quarter reduction of 16 percent in contract drilling service costs was driven largely by a drop in fleet activity, reflecting the weak market fundamentals, as well as the retirement of two rigs in the fourth quarter. Although five semisubmersibles and a jackup have been idled since the fourth quarter of 2015, these rigs represent the majority of our market exposure in 2016.

Williams added, “In addition to the excellent operational performance, we maintained strong financial metrics, with our debt to total capital ratio improving to 36 percent, following the repayment in the quarter of senior notes with available cash. Liquidity remained strong at $2.7 billion, providing excellent financial flexibility and has been fortified by $130 million a year following the decision to adjust the quarterly dividend to $0.02 per share from $0.15 per share.”

Contract drilling services revenues in the first quarter totaled $591 million compared to $837 million in the fourth quarter, or $693 million excluding the contract termination payment on the Noble Discoverer of approximately $145 million. The 15 percent decline, when compared to the adjusted fourth quarter revenue, was driven largely by a decrease in operating days, especially in the Company’s floating rig fleet, the contract cancellation on and subsequent retirement of the Noble Discoverer and unfavorable dayrate adjustments. These events were partially offset by a reduction in both fleet downtime and planned shipyard programs. Fleet utilization was 79 percent in the first quarter compared to 83 percent in the fourth quarter, while average daily revenue in the first quarter was $287,200 compared to $304,400 in the prior period, exclusive of the contract termination payment. Contract drilling services costs in the first quarter totaled $251 million compared to $299 million in the fourth quarter, or $294 million excluding costs of $5 million relating to the demobilization of the Noble Discoverer following the early contract termination. The 15 percent reduction in costs, when compared to the adjusted costs in the fourth quarter, was due primarily to lower daily costs on several rigs as the Company managed periods of idle time following the conclusion of contracts, lower costs associated with the Noble Discoverer and Noble Charles Copeland, following the decision in the fourth quarter to retire both rigs, and lower repair and maintenance costs due in part to reduced fleet downtime. Despite the decline in revenues, the adjusted contract drilling services margin remained essentially unchanged in the first quarter at 58 percent, aided by both lower costs and a reduction in fleet downtime.

Net cash from operating activities was $175 million in the first quarter, while capital expenditures were $51 million. The Company continues to expect total capital expenditures for 2016 of $800 million, inclusive of $461 million to be paid upon delivery of the high-specification jackup Noble Lloyd Noble. The final payment on the jackup is expected during the early to mid-third quarter of 2016, which assumes a 15 to 30-day delay in delivery following the previously reported shipyard incident. Total debt at March 31, 2016 was $4.2 billion, reflecting the maturity in March of $300 million of Senior Notes, which were repaid with cash on hand. The decline in total debt resulted in a debt to total capital ratio of 36 percent at March 31, 2016 compared to 38 percent at December 31, 2015. At $2.7 billion, the Company’s liquidity position at March 31, 2016, defined as cash, cash equivalents and availability under revolving credit facilities, remained strong, given its composition of $236 million of cash and $2.4 billion of revolving credit capacity, which remains undrawn.

Operating Highlights

Utilization of the Company’s 16 floating rigs, comprised of eight drillships and eight semisubmersibles, all of which are capable of deep and ultra-deepwater operations, was 74 percent in the first quarter, compared to 84 percent in the fourth quarter. The decline in utilization was due largely to a decrease in operating days following the completion of contracts during the first quarter on the semisubmersibles Noble Clyde Boudreaux, Noble Jim Day, Noble Amos Runner and Noble Danny Adkins, in addition to the early contract termination and subsequent retirement in the fourth quarter of the Noble Discoverer. The Company closed the first quarter with all eight of its drillships and two of its eight semisubmersibles under contract, resulting in average daily revenues for the floating fleet of $425,900 compared to an adjusted average dayrate of $424,500 in the fourth quarter. Among the Company’s eight semisubmersibles, the Noble Homer Ferrington, Noble Max Smith and Noble Amos Runner are cold stacked, while the Noble Clyde Boudreaux, Noble Jim Day and Noble Danny Adkins are in the process of being warm stacked, as the Company remains focused on the preservation of sensitive technical systems and each rig’s state of readiness as contract opportunities remain under evaluation. Subsequent to the conclusion of the first quarter, the Noble Dave Beard completed its contract offshore Brazil and is currently in transit to a temporary stacking location.

Utilization of the Company’s jackup rig fleet, comprised of 13 active rigs and one rig under construction, improved to 84 percent in the first quarter compared to 82 percent in the fourth quarter. The improvement was driven by the commencement of operations on the Noble Sam Hartley in Southeast Asia and reduced shipyard days on the Noble David Tinsley, partially offset by idle time on the Noble Regina Allen. Average daily revenues in the first quarter were $134,900 compared to $145,300, reflecting unfavorable dayrate adjustments on several rigs and idle time on the Noble Regina Allen. At the close of the first quarter, 13 of the Company’s 14 jackup rigs were under contract commitment, with the Noble Regina Allen warm stacked in the North Sea, as contract opportunities are evaluated. Before the close of the first quarter, the Company was awarded an extension of up to two years for the Noble Hans Deul for continuing operations in the North Sea. Contract terms include an early termination right subject to a notice period, providing a dayrate of $88,600 for a contract term of greater than one year and $93,100 for a term of less than one year. Finally, following the previously reported shipyard incident involving the Noble Lloyd Noble, the Company continues to expect a 15 to 30 day delay in delivery of the rig. The Lloyd Noble is now expected to be on the customer’s location in the North Sea by early to mid-fourth quarter 2016.

Noble’s total contract backlog at March 31, 2016 stood at $6.2 billion compared to $6.9 billion at December 31, 2015. An estimated 69 percent of available rig operating days for the remainder of 2016 are committed to contracts, including 54 percent of floating rig days and 87 percent of jackup rig days. In 2017, 50 percent of the available fleet operating days are committed to contracts, including 36 percent and 66 percent of floating and jackup rig days, respectively.

Outlook

Addressing the near-term industry outlook and Noble’s strong position, Williams stated, “The industry challenges noted at the start of 2016 have not abated, despite a generous percentage improvement in crude prices since January’s lows. We believe a reset of industry fundamentals is in progress and improved future offshore activity is inevitable. Although it seems unproductive to speculate on the timing of an industry recovery, we know that higher and sustained commodity prices, geologic success and global project cost rationalization will drive offshore activity higher.

“While we will remain vigilant in monitoring market conditions and adjusting where necessary, we believe the best strategy for Noble and its shareholders is to remain focused on the qualities of our operation that have contributed to our success and strong industry positioning. These include maintaining a young, premium fleet, continuing our excellent execution, remaining diligent on cost management initiatives and preserving liquidity to maximize financial flexibility. Finally, we will continue to pursue contract awards and work to expand our strong contract coverage, as we have demonstrated with our jackup fleet, where we now have 87 percent of our remaining operating days committed in 2016.”

Non-GAAP Financial Measures

A description of all non-GAAP financial measures used in this press release and a reconciliation to the most comparative GAAP measure is set forth on the Company’s website at www.noblecorp.com in the Investor Relations section.

About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 30 offshore drilling units, consisting of 16 semisubmersibles and drillships and 14 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement

Statements regarding contract backlog, future earnings, costs, expense management, revenue, rig demand, fleet condition, operational or financial performance, shareholder value, shipyard projects, contract commitments, dayrates, contract commencements, contract extensions, renewals or renegotiations, letters of intent or award, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, market outlook, dividend levels, sustainability of dividend levels, capital allocation strategies, liquidity, competitive position, capital expenditures, financial flexibility, debt levels, debt repayment, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call

Noble also has scheduled a conference call and webcast related to its first quarter 2016 results on Thursday, April 28, 2016, at 8:00 a.m. U.S. Central Daylight Time. Interested parties are invited to listen to the call by dialing 1-866-393-4306, or internationally 1-734-385-2616, using access code: 86101683, or by asking for the Noble Corporation plc conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Website.

A replay of the conference call will be available on Thursday, April 28, 2016, beginning at 11:00 a.m. U.S. Central Daylight Time, through Friday, May 27, 2016, ending at 11:00 p.m. U.S. Central Daylight Time. The phone number for the conference call replay is 1-855-859-2056 or, for calls from outside of the U.S., 1-404-537-3406, using access code: 86101683. The replay will also be available on the Company’s Website following the end of the live call.

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Operating revenues
Contract drilling services	$591,367	$779,361
Reimbursables	20,606	24,981

	611,973	804,342

Operating costs and expenses
Contract drilling services	251,248	321,750
Reimbursables	16,006	20,157
Depreciation and amortization	149,719	154,138
General and administrative	19,540	23,938

	436,513	519,983

Operating income	175,460	284,359
Other income (expense)
Interest expense, net of amount capitalized	(57,100)	(49,044)
Interest income and other, net	(730)	6,582

Income before income taxes	117,630	241,897
Income tax benefit (provision)	6,503	(43,447)

Net income	124,133	198,450
Net income attributable to noncontrolling interests	(18,648)	(20,047)

Net income attributable to Noble Corporation plc	$105,485	$178,403

Per share data:
Basic	$0.42	$0.72
Diluted	$0.42	$0.72

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$236,198	$512,245
Accounts receivable	506,017	498,931
Prepaid expenses and other current assets	209,804	229,442

Total current assets	952,019	1,240,618

Property and equipment, at cost	14,100,263	14,056,323
Accumulated depreciation	(2,712,587)	(2,572,700)

Property and equipment, net	11,387,676	11,483,623

Other assets	115,217	141,404

Total assets	$12,454,912	$12,865,645

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$299,523	$299,924
Accounts payable	142,955	223,221
Accrued payroll and related costs	53,278	81,464
Other current liabilities	233,196	258,975

Total current liabilities	728,952	863,584

Long-term debt	3,864,060	4,162,638
Deferred income taxes	70,750	92,797
Other liabilities	299,737	324,396

Total liabilities	4,963,499	5,443,415

Commitments and contingencies
Equity
Total shareholders’ equity	6,771,277	6,699,229
Noncontrolling interests	720,136	723,001

Total equity	7,491,413	7,422,230

Total liabilities and equity	$12,454,912	$12,865,645

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities
Net income	$124,133	$198,450
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	149,719	154,138
Other changes in operating activities	(99,051)	15,994

Net cash from operating activities	174,801	368,582

Cash flows from investing activities
New construction	(5,576)	(14,424)
Other capital expenditures	(41,944)	(69,655)
Capitalized interest	(3,837)	(5,228)
Other investing activities	(34,936)	(29,010)

Net cash from investing activities	(86,293)	(118,317)

Cash flows from financing activities
Net change in borrowings outstanding on bank credit facilities	—	(1,099,497)
Issuance of senior notes	—	1,092,728
Debt issuance costs on senior notes and credit facilities	—	(14,775)
Repayment of long-term debt	(300,000)	—
Dividend payments	(37,546)	(92,855)
Dividends paid to noncontrolling interests	(21,513)	(19,369)
Repurchases of shares	—	(100,630)
Other financing activities	(5,496)	(2,174)

Net cash from financing activities	(364,555)	(236,572)

Net change in cash and cash equivalents	(276,047)	13,693
Cash and cash equivalents, beginning of period	512,245	68,510

Cash and cash equivalents, end of period	$236,198	$82,203

NOBLE CORPORATION PLC AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended March 31,						Three Months Ended December 31,
	2016			2015			2015
	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total
Operating revenues
Contract drilling services	$591,367	$—	$591,367	$779,361	$—	$779,361	$837,129	$—	$837,129
Reimbursables	20,606	—	20,606	24,981	—	24,981	18,510	2,045	20,555

	$611,973	$—	$611,973	$804,342	$—	$804,342	$855,639	$2,045	$857,684

Operating costs and expenses
Contract drilling services	$251,248	$—	$251,248	$321,750	$—	$321,750	$298,505	$—	$298,505
Reimbursables	16,006	—	16,006	20,157	—	20,157	12,590	2,094	14,684
Depreciation and amortization	144,029	5,690	149,719	148,208	5,930	154,138	154,781	5,611	160,392
General and administrative	19,540	—	19,540	23,938	—	23,938	15,285	—	15,285
Loss on impairment	—	—	—	—	—	—	405,512	12,786	418,298

	$430,823	$5,690	$436,513	$514,053	$5,930	$519,983	$886,673	$20,491	$907,164

Operating income (loss)	$181,150	$(5,690)	$175,460	$290,289	$(5,930)	$284,359	$(31,034)	$(18,446)	$(49,480)

Operating statistics
Jackups:
Average Rig Utilization	84%			92%			82%
Operating Days	981			990			978
Average Dayrate	$134,868			$172,700			$145,283
Semisubmersibles:
Average Rig Utilization	48%			65%			67%
Operating Days	350			493			497
Average Dayrate	$258,786			$392,777			$315,459
Drillships:
Average Rig Utilization	100%			100%			99%
Operating Days	728			810			800
Average Dayrate (1)	$506,141			$512,259			$672,972
Total:
Average Rig Utilization	79%			86%			83%
Operating Days	2,059			2,293			2,275
Average Dayrate (1)	$287,169			$339,961			$367,953

(1)	The fourth quarter of 2015 includes the dayrate portion of the settlement of the Noble Discoverer contract cancellation with Shell. Exclusive of the settlement, the average dayrate for the fourth quarter of 2015 would have been $492,242 and $304,412 for drillships and the total fleet, respectively.

NOBLE CORPORATION PLC AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME PER SHARE

(In thousands, except per share amounts)

(Unaudited)

The following table sets forth the computation of basic and diluted net income per share:

	Three months ended
	March 31,
	2016	2015
Numerator:
Basic
Net income attributable to Noble Corporation plc	$105,485	$178,403
Earnings allocated to unvested share-based payment awards	(3,822)	(3,931)

Net income to common shareholders - basic	$101,663	$174,472

Diluted
Net income attributable to Noble Corporation plc	$105,485	$178,403
Earnings allocated to unvested share-based payment awards	(3,822)	(3,931)

Net income to common shareholders - diluted	$101,663	$174,472

Denominator:
Weighted average number of shares outstanding - basic	242,826	242,685
Incremental shares issuable from assumed exercise of stock options	—	—

Weighted average number of shares outstanding - diluted	242,826	242,685

Weighted average unvested share-based payment awards	9,129	5,468

Earnings per share
Basic	$0.42	$0.72
Diluted	$0.42	$0.72